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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PREMCOR INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(continued on following page)

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(2)	Form, Schedule or Registration Statement No.:

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Notice Of Annual Meeting Of Stockholders

To Be Held May 20, 2003

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Premcor Inc. will be held at the Hyatt Regency, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Tuesday, May 20, 2003, at 10:00 a.m. local time for the following purposes:

1.  To elect nine (9) directors.

2.  To ratify the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2003.

3.  To transact such other business as may properly come before the Annual Meeting, or any adjournment thereof.

Stockholders of record at the close of business on March 24, 2003, shall be entitled to notice of, and to vote at, the Annual Meeting.

By order of the board of directors

Michael D. Gayda

Secretary

Dated:  March 27, 2003

Old Greenwich, Connecticut

IMPORTANT:  PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING.

PREMCOR INC.

1700 East Putnam Avenue

Old Greenwich, Connecticut 06870

PROXY STATEMENT

The accompanying form of proxy is solicited by the board of directors of Premcor Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held at the Hyatt Regency, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Tuesday, May 20, 2003, at 10 a.m. local time, or any adjournment thereof, at which stockholders of record at the close of business on March 24, 2003, shall be entitled to vote. The cost of solicitation of proxies will be borne by us. We may use the services of our directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. We may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services.

There is being mailed herewith to each stockholder of record our Annual Report to Stockholders for the fiscal year ended December 31, 2002. It is intended that this Proxy Statement and accompanying form of proxy will first be sent or given to stockholders on or about March 27, 2003. Additionally, you can access a copy of our Annual Report via our website at http://www.premcor.com.

Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to our secretary) or, if a stockholder is present at the Annual Meeting, the stockholder may elect to revoke such proxy and vote such shares personally. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

If the accompanying proxy card is properly signed and returned to us and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote FOR the slate of nominees proposed by our board of directors, FOR ratification of the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2003, and as recommended by the board of directors with regard to all other matters or, if no such recommendation is given, in their own discretion.

Pursuant to our by-laws, the board of directors has fixed March 24, 2003 as the time and date for the determination of stockholders entitled to vote at the Annual Meeting, notwithstanding any transfer of any stock on our books thereafter. On the record date, 74,084,860 shares of our common stock were outstanding and entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each holder of our common stock is entitled to one vote for each share of stock held by such holder. The presence at the Annual Meeting, in person or by proxy, of holders representing a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum. In accordance with Delaware law, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Each item on the agenda must receive the affirmative vote of a majority of the shares voted at the Annual Meeting in order to pass. Abstentions are counted in the calculation of the votes cast with respect to any of the matters submitted to a vote of stockholders, whereas broker non-votes are not counted in determining the votes cast with respect to any of the matters submitted to a vote of stockholders.

It is expected that the following business will be considered at the Annual Meeting and action taken thereon:

1.    ELECTION OF DIRECTORS

Pursuant to our by-laws, the number of our directors has been set at nine members. It is proposed to elect nine directors at this Annual Meeting to hold office for a one year term until the 2004 Annual Meeting of Stockholders and until their successors are duly elected and qualified. It is intended that the accompanying form of proxy will be voted for the nominees set forth below, each of whom is presently a director. If some unexpected occurrence should make necessary, in the board of directors’ judgment, the substitution of some other person or persons for any of the nominees, shares will be voted for such other person or persons as the board of directors may select. The board of directors is not aware that any nominee may be unable or unwilling to serve as a director. The following table sets forth certain information with respect to the nominees.

NOMINEES FOR ELECTION

Name	Age	Served as a Director Since
Thomas D. O’Malley	61	2002
Jefferson F. Allen (1)(2)	57	2002
Wayne A. Budd	61	2003
Stephen I. Chazen (1)	56	1999
Marshall A. Cohen (1)(3)	67	1999
David I. Foley (3)	35	1999
Robert L. Friedman (2)	59	1999
Richard C. Lappin (2)	58	1999
Wilkes McClave III (3)	55	2002

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the committee on corporate governance.

Thomas D. O’Malley has served as the chairman of our board of directors and our chief executive officer since February 2002 and served as our president from February 2002 until January 2003. Mr. O’Malley served as vice chairman of the board of Phillips Petroleum Company from the consummation of that company’s acquisition of Tosco Corporation in September 2001 until January 2002. Mr. O’Malley served as chairman and chief executive officer of Tosco from January 1990 to September 2001 and president of Tosco from May 1993 to May 1997 and from October 1989 to May 1990. He currently serves on the board of directors of Lowe’s Companies, Inc. and PETsMART, Inc.

Jefferson F. Allen has served as a director since February 2002. From June 1990 to September 2001, Mr. Allen served in various positions with Tosco Corporation, most recently serving as Tosco’s president and chief financial officer. From November 1988 to June 1990, Mr. Allen served in various positions at Comfed Bancorp, Inc., including chairman and chief executive officer.

Wayne A. Budd has served as a director since February 2003. Mr. Budd has served as the executive vice president and general counsel of John Hancock Financial Services, Inc. since May 2000. From April 1996 to May 2000, Mr. Budd served as group president—New England for Bell Atlantic Corporation (now Verizon Communications, Inc.). From 1993 to 1996, Mr. Budd was a senior partner at the Boston law firm of Goodwin Procter LLP. From 1992 to 1993 Mr. Budd served as Associate Attorney General for the United States and from 1989 to 1992, Mr. Budd served as the United States Attorney for the District of Massachusetts. Mr. Budd currently serves on the board of directors of John Hancock Financial Services, Inc.

Stephen I. Chazen has served as a director since our formation in April 1999. Mr. Chazen served as a director of our predecessor from 1995 to April 1999. Mr. Chazen has served as executive vice president—corporate development and chief financial officer of Occidental Petroleum Corporation, or Occidental, since February 1999. From May 1994 to February 1999, he served as executive vice president—corporate development of Occidental. He currently serves on the board of directors of Lyondell Chemical Company.

Marshall A. Cohen has served as a director since our formation in April 1999. Mr. Cohen served as chairman of our board of directors from April 1999 to February 2002. Mr. Cohen has served as counsel at Cassels Brock & Blackwell LLP since October 1996. Mr. Cohen also serves as a member of the board of directors of, among others, American International Group, Inc., Barrick Gold Corporation, Collins & Aikman Corporation, Haynes International, Inc., Lafarge Corporation, Metaldyne Corporation and The Toronto-Dominion Bank.

David I. Foley has served as a director since our formation in April 1999. Mr. Foley is a principal at The Blackstone Group L.P., or Blackstone, which he joined in 1995. Prior to joining Blackstone, Mr. Foley was an employee of AEA Investors Inc. from 1991 to 1993 and a consultant with The Monitor Company from 1989 to 1991. He currently serves on the board of directors of Mega Bloks Inc.

Robert L. Friedman has served as a director since July 1999. Mr. Friedman has served as a senior managing director of Blackstone since February 1999, and in February 2003 he also became its chief administrative officer and chief legal officer. From 1974 until the time he joined Blackstone, Mr. Friedman was a partner with Simpson Thacher & Bartlett, a New York law firm. He currently also serves on the board of directors of American Axle & Manufacturing, Inc., Axis Capital Holdings Limited, Corp Group, Crowley Data LLC, Houghton Mifflin Holdings, Inc., Northwest Airlines, Inc. and TRW Automotive Holdings Corp.

Richard C. Lappin has served as a director since October 1999. Mr. Lappin has served as a senior managing director of Blackstone since February 1999. From 1989 to 1998, he served as president of Farley Industries, which included West Point-Pepperell, Inc., Acme Boot Company, Inc., Tool and Engineering, Inc., Magnus Metals, Inc. and Fruit of the Loom, Inc. Mr. Lappin currently also serves on the board of directors of American Axle & Manufacturing, Inc. and Haynes International, Inc.

Wilkes McClave III has served as a director since February 2002. From September 1982 to September 2001, Mr. McClave served in various positions with Tosco Corporation, most recently serving as Tosco’s executive vice president and general counsel.

Our board of directors has an audit committee, a compensation committee and a committee on corporate governance.

Audit Committee.    The principal duties of our audit committee are as follows:

•	to assist the board of directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information we provide to any governmental body or the public; our systems of internal controls established by management and the board of directors regarding finance, accounting, legal compliance and ethics; and our auditing, accounting and financial reporting processes generally. Consistent with this function, the audit committee endeavors to encourage continuous improvement of, and adherence to, our policies, procedures and practices at all levels;

•	to serve as an independent and objective body to monitor our financial reporting process and internal control system;

•	to review and appraise the qualifications, independence and audit efforts of our independent auditor and internal auditing department; and

•	to provide an open avenue of communication among the independent auditor, financial and senior management, the internal auditing department, and the board of directors.

Compensation Committee.    The principal duties of our compensation committee are as follows:

•	to ensure our senior executives are compensated effectively in a manner consistent with our stated compensation strategy, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies;

•	to approve and administer our compensation and employee benefit plans; and

•	to communicate to stockholders our compensation policies and the reasoning behind such policies, as required by the Securities and Exchange Commission.

Committee on Corporate Governance.    The principal duties of our committee on corporate governance are as follows:

•	to recommend to the board of directors proposed nominees for election to the board of directors by the stockholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the board of directors to fill vacancies which occur between stockholder meetings; and

•	to make recommendations to the board of directors regarding corporate governance matters and practices.

In the fiscal year ended December 31, 2002, there were ten meetings of the board of directors, six meetings of the audit committee, five meetings of the compensation committee and two meetings of the committee on corporate governance. Each director attended in excess of 75% of the total number of meetings of the board of directors and committees thereof of which he was a member.

Compensation of Directors

We have a compensation program for our non-employee directors consisting of an annual retainer of $50,000, board of directors and committee meeting fees of $1,000 per meeting, and an annual grant of options (with a five-year vesting schedule) to acquire 2,500 shares of our common stock at the fair market value on the date of grant. In addition, non-employee board and committee chairpersons receive an additional retainer of $10,000 per year. All director compensation for Messrs. Foley, Friedman and Lappin is paid directly to Blackstone. All non-cash director compensation for Mr. Chazen is paid directly to Occidental.

In February 2002, in consideration for Mr. Allen’s and Mr. McClave’s future services as directors, we granted to each of them options (with a three-year vesting schedule) to purchase 100,000 shares of our common stock at an exercise price equal to $10.00 per share. In connection with our initial public offering, or IPO, each of Messrs. Allen and McClave purchased 50,000 shares of our common stock at a price of $22.50 per share (the public offering price per share paid by the investors in the IPO, less the underwriting commission per share). We also granted to each of Messrs. Allen and McClave matching options (with a three-year vesting schedule) to purchase 50,000 shares of our common stock, at an exercise price of $22.50 per share.

Executive Compensation

The following table sets forth certain information regarding compensation we paid to our chief executive officer, to each of our four other most highly compensated executive officers whose salary and bonus for 2002 exceeded $100,000 and to our former chief executive officer and former executive vice president and general counsel:

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary $	Bonus $	Other Annual Compensation(3) $	Stock Options(4) #	All Other Compensation(5) $
Thomas D. O’Malley Chief Executive Officer	2002	404,616	—	1,125,000	2,950,000	12,000

William E. Hantke Executive Vice President and Chief Financial Officer	2002	226,924	—	—	125,000	—

Dennis R. Eichholz Senior Vice President—Finance and Controller	2002 2001 2000	206,924 167,693 148,443	— 151,500 100,000	19,114 31,125 7,875	20,000 30,000 —	12,000 9,928 9,033

Donovan J. Kuenzli Refinery Manager—Port Arthur Refinery	2002 2001 2000	225,002 223,732 212,846	— 202,600 200,000	13,652 9,543 400	10,000 20,000 —	12,000 10,200 10,200

Gregory R. Bram Refinery Manager—Lima Refinery	2002 2001 2000	178,463 158,686 141,393	— 165,100 90,000	29,112 11,186 200	10,000 — —	11,446 9,521 20,004

William C. Rusnack(1) Former President, Chief Executive Officer and Chief Operating Officer	2002 2001 2000	84,616 497,693 477,694	— 746,800 610,000	38,750 18,679 —	— — —	3,398,283 10,200 10,200

Jeffry N. Quinn(2) Former Executive Vice President and General Counsel	2002 2001 2000	234,616 297,981 236,867	— 344,500 232,000	28,324 13,901 —	50,000 — 120,000	1,287,635 10,200 130,215

(1)	Mr. Rusnack resigned in January 2002. See “—Executive Officer Agreements—Termination Agreement with William C. Rusnack” for a discussion of the terms of Mr. Rusnack’s termination agreement with us.
(2)	Mr. Quinn resigned in November 2002. See “—Executive Officer Agreements—Termination Agreement with Jeffry N. Quinn” for a discussion of the terms of Mr. Quinn’s termination agreement with us.
(3)	Represents (i) for 2002, amounts for financial planning services for Messrs. Eichholz, Kuenzli, Bram, Rusnack and Quinn, amounts for unused vacation for Messrs. Bram, Rusnack and Quinn and amounts for safety and environmental awards for Messrs. Kuenzli and Bram, as well as an amount for Mr. O’Malley equal to the discount he received on 750,000 shares of our common stock he acquired in connection with our initial public offering, (ii) for 2001, amounts for financial planning services for Messrs. Eichholz, Bram, Rusnack and Quinn, amounts for unused vacation for Messrs. Kuenzli and Eichholz and amounts for safety awards for Messrs. Kuenzli and Bram, and (iii) for 2000, an amount for safety awards for Messrs. Kuenzli and Bram and an amount for unused vacation for Mr. Eichholz.
(4)

Represents (i) for 2002, 2,200,000 options granted to Mr. O’Malley at an exercise price of $10.00 per share, 750,000 options granted to Mr. O’Malley at an exercise price of $22.50 per share, 100,000 options granted to Mr. Hantke at an exercise price of $10.00 per share, 25,000 options granted to Mr. Hantke at an exercise price of $22.50 per share, options granted to Messrs. Eichholz, Kuenzli and Bram at an exercise price of $24.00 per share and options granted to Mr. Quinn at an exercise price of $22.50 per share, (ii) for 2001, options granted to Messrs. Eichholz and Kuenzli at an exercise price of $9.90 per share, and (iii) for 2000, options granted to Mr. Quinn at an exercise price of $9.90 per share.

(5)	Represents (i) for 2002, amounts accrued for the accounts of such individuals under the Premcor Retirement Savings Plan, termination payments for Messrs. Rusnack and Quinn and relocation expenses for Mr. Quinn, and (ii) for 2001, amounts accrued for the accounts of such individuals under the Premcor Retirement Savings Plan, and (iii) for 2000, amounts accrued for the accounts of such individuals under the Premcor Retirement Savings Plan, as well as an amount for relocation expenses for Mr. Bram and a starting bonus paid to Mr. Quinn.

Options Granted

The table below shows information regarding the grant of stock options made to the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2002.

OPTION GRANTS IN THE LAST FISCAL YEAR

	Individual Grants
Name	Number Granted(1)	% Grants to All Employees	Exercise Price per ($/Share)	Market Price at Grant Date ($/Share)	Expiration Date	Grant Date Present Value ($)(3)
Thomas D. O’Malley	2,200,000	54.6%	10.00	22.00	2/2/12	30,171,012
	750,000	18.6%	22.50	24.00	4/29/12	7,996,865
William E. Hantke	100,000	2.5%	10.00	22.00	2/1/12	1,371,410
	25,000	0.6%	22.50	24.00	4/29/12	266,562
Dennis R. Eichholz	20,000	0.5%	24.00	24.00	4/29/12	202,591
Donovan J. Kuenzli	10,000	0.2%	24.00	24.00	4/29/12	101,295
Gregory R. Bram	10,000	0.2%	24.00	24.00	4/29/12	101,295
William C. Rusnack	—	—	—	—	—	—
Jeffry N. Quinn	50,000	1.2%	22.50	24.00	(2)	533,124

(1)	All options granted during 2002 vest in equal annual installments over three years.
(2)	The 50,000 options granted to Mr. Quinn were forfeited upon his termination of employment.
(3)	The grant date present value was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

Assumed risk free rate of return	5.04%
Expected average option life	3.76 years
Volatility rate	38.87%
Expected dividend yield	None

The actual value of the stock options is dependent on actual future performance of our common stock, the continued employment of the option holder throughout the vesting period and the timing of the exercise of the options. Accordingly, the actual values achieved may differ from the values set forth in this table.

Options Exercised

The table below sets forth information for the executive officers named in the Summary Compensation Table concerning option exercises during 2002 and outstanding options at December 31, 2002.

AGGREGATED OPTION/SAR EXERCISES IN 2002 AND  DECEMBER 31, 2002 OPTION/SAR VALUES

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at December 31, 2002		Value of Unexercised in-the- Money Options/SARs at December 31, 2002($)*
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas D. O’Malley	—	—	—	2,950,000	—	26,906,000
William E. Hantke	—	—	—	125,000	—	1,223,000
Dennis R. Eichholz	—	—	40,000	40,000	493,200	246,600
Donovan J. Kuenzli	—	—	40,000	50,000	493,200	493,200
Gregory R. Bram	—	—	30,000	40,000	369,900	369,900
William C. Rusnack	450,000	2,750,031	—	—	—	—
Jeffry N. Quinn	45,000	381,437	45,000	—	554,850	—

*	Calculated based on the closing price of our common stock of $22.23 on December 31, 2002.

Executive Officer Agreements

Employment Agreement with Thomas D. O’Malley

We entered into an employment agreement with Thomas D. O’Malley, dated January 30, 2002, which has been amended from time to time. The agreement provides that Mr. O’Malley will serve as the full-time chairman of our board of directors and as our chief executive officer. The agreement has a term of three years but is subject to automatic one-year extensions thereafter, unless either party gives the other 60 days prior written notice of its intention not to extend the term. The agreement provides for an annual base salary (with increases, if any, to be determined by our board of directors) of $500,000 (which Mr. O’Malley has voluntarily agreed to reduce to $300,000 until he reinstates the previous amount by providing us with 30 days notice). In addition, the employment agreement provides that Mr. O’Malley will be eligible to earn an annual bonus if net earnings per share to our common stockholders, calculated on a fully diluted basis and in accordance with generally accepted accounting principles (excluding the after-tax impact of any extraordinary or special items that our board of directors determines in good faith are not appropriately includable in such calculation because such items do not accurately reflect our operating performance) is at least equal to $2.00. Upon achievement of such $2.00 earnings per share, the annual bonus for Mr. O’Malley shall equal his unreduced base salary (his “base bonus”). Mr. O’Malley shall have an opportunity to earn a larger bonus for increases in such earnings per share over $2.00, subject to a cap of six times his unreduced base salary.

Pursuant to the employment agreement, if Mr. O’Malley’s employment is terminated by us without cause, by Mr. O’Malley for good reason or upon our election not to extend the employment term, Mr. O’Malley will be entitled to receive (i) any accrued but unpaid base salary and annual bonus, (ii) subject to Mr. O’Malley’s continued compliance with non-competition, non-solicitation, no-hire and confidentiality covenants, three times the sum of Mr. O’Malley’s unreduced base salary plus base bonus, (iii) any accrued retirement benefit to which he is entitled, whether or not vested, and (iv) full vesting of any outstanding stock options. Mr. O’Malley is also entitled to be grossed up, on an after-tax basis, for any excise taxes imposed under the Internal Revenue Code on any excess parachute payment that he receives in connection with benefits and payments provided to him in connection with any “change in control” (as such term is defined under the Internal Revenue Code).

Employment Agreement with William E. Hantke

We entered into an employment agreement with William E. Hantke, dated as of June 1, 2002, which has been amended from time to time. The agreement provides that Mr. Hantke will serve as our executive vice president and chief financial officer. The agreement has a term of three years but is subject to automatic one-year extensions thereafter, unless either party gives the other 60 days prior written notice of its intention not to extend the term. The agreement provides for an annual base salary (with increases, if any, to be determined by our board of directors) of $250,000. In addition, the employment agreement provides that Mr. Hantke will be eligible to earn an annual bonus if net earnings per share to our common stockholders, calculated on a fully diluted basis and according to generally accepted accounting principles (excluding the after-tax impact of any extraordinary or special items that our board of directors determines in good faith are not appropriately includable in such calculation because such items do not accurately reflect our operating performance) is at least equal to $2.00. Upon achievement of such $2.00 earnings per share, the annual bonus for Mr. Hantke shall be equal to 50% of his annual base salary (his “base bonus”). Mr. Hantke shall have an opportunity to earn a larger bonus for increases in such earnings per share over $2.00, subject to a cap of three times his base salary.

In accordance with his employment agreement, in 2003 we granted Mr. Hantke an option to purchase 40,000 shares of our common stock at an exercise price of $19.20 per share. The employment agreement also provides Mr. Hantke will be granted options to purchase 25,000 shares of our common stock in each of the years 2004 and 2005 at an exercise price equal to fair market value on the date of grant. Pursuant to the employment agreement, if Mr. Hantke’s employment is terminated by us without cause, by Mr. Hantke for good reason or upon our election not to extend the employment term, Mr. Hantke will be entitled to receive (i) any accrued but unpaid base salary and annual bonus attributable to a prior fiscal year and (ii) subject to Mr. Hantke’s continued compliance with non-competition, non-solicitation, no-hire and confidentiality covenants, three times the sum of Mr. Hantke’s base salary plus base bonus. Mr. Hantke is also entitled to be grossed up, on an after-tax basis, for any excise taxes imposed under the Internal Revenue Code on any excess parachute payment that he receives in connection with benefits and payments provided to him in connection with any “change in control” (as such term is defined under the Internal Revenue Code).

Termination Agreement with William C. Rusnack

William C. Rusnack served as our chief executive officer and president from April 1998 to January 2002. On January 31, 2002, we entered into a termination agreement with Mr. Rusnack pursuant to which he resigned from all executive officer and board positions with us and our affiliates. Mr. Rusnack agreed to release us and our affiliates from any claims he may have against us or our affiliates, and we agreed to provide certain severance payments and benefits. Upon the termination of his employment, Mr. Rusnack received a lump sum severance payment of $3,375,000. Of the 600,000 options granted to Mr. Rusnack, 450,000 were vested as of his termination date. As of March 1, 2003, Mr. Rusnack had exercised all 450,000 options. Mr. Rusnack is entitled to receive job relocation counseling services for up to 18 months. He was also entitled to participate for up to one year in all life insurance and welfare programs in which he participated immediately prior to his termination. Mr. Rusnack is also entitled to have his salary grossed up, on an after-tax basis, for excise taxes imposed under the Internal Revenue Code on any excess parachute payment as set forth in his original employment agreement. Mr. Rusnack has agreed to certain post-termination confidentiality covenants.

Termination Agreement with Jeffry N. Quinn

Mr. Quinn served as our executive vice president and general counsel from March 2000 to November 2002. On November 1, 2002, we entered into a separation agreement with Mr. Quinn, pursuant to which he resigned from all executive officer and board positions with us and our affiliates. Mr. Quinn agreed to release us and our affiliates from any claims he may have against us or our affiliates, and we agreed to provide certain severance payments and benefits. Under the agreement, on January 2, 2003, Mr. Quinn received a lump sum severance payment of $1,165,000. Of the 120,000 nonqualified stock options granted to Mr. Quinn under the 1999 Stock Incentive Plan, 90,000 options were vested as of his termination date. As of March 1, 2003, Mr. Quinn had exercised 67,500 of these options. Mr. Quinn is entitled to exercise the remaining vested options until March 1, 2004. All of the 50,000 nonqualified stock options granted to Mr. Quinn under the 2002 Equity Incentive Plan were forfeited upon his termination. Mr. Quinn is entitled to receive job relocation counseling services up to $35,000. He is also entitled to have his salary grossed up, on an after-tax basis, for excise taxes imposed under the Internal Revenue Code on any excess parachute payment as set forth in his original employment agreement. Mr. Quinn has agreed to certain post-termination confidentiality covenants.

Other Employee Benefits

2002 Special Stock Incentive Plan

In connection with the employment of Mr. O’Malley, we established the 2002 Special Stock Incentive Plan, which was adopted and approved by our board of directors and stockholders. The total number of shares of our common stock available for issuance under the 2002 Special Stock Incentive Plan is 3,400,000 shares. As of March 1, 2003, we had granted Mr. O’Malley 2,200,000 options at an exercise price of $10.00 per share and 750,000 options at an exercise price of $22.50 per share. In addition, pursuant to the terms of Mr. O’Malley’s employment agreement, we have committed to grant him 150,000 options a year from 2003 through 2005 at an exercise price equal to the fair market value of a share of our common stock on the date of the grant. Mr. O’Malley has waived his 2003 option grant.

2002 Equity Incentive Plan

Our board of directors adopted and our stockholders approved the Premcor 2002 Equity Incentive Plan which is designed to permit us to grant to our key employees, directors and consultants incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance-based awards and other awards based on our common stock.

The total number of shares of our common stock available for issuance under the 2002 Equity Incentive Plan is 1,500,000 shares. As of March 1, 2003, there were 1,291,000 options outstanding under the plan, 121,669 of which had vested. The outstanding options were granted at an exercise price ranging from $10.00 to $24.00 per share and vest in equal annual installments over three or five years. We have committed to granting options to purchase an aggregate of 220,000 shares of our common stock to certain officers during 2004 and 2005 at an exercise price equal to the fair market value of a share of our common stock on the date of the grant. These options may be granted under either the 2002 Equity Incentive Plan or the 1999 Stock Incentive Plan or, in certain instances, under the 2002 Equity Incentive Plan only.

1999 Stock Incentive Plan

Our board of directors adopted and our stockholders approved the Premcor 1999 Stock Incentive Plan which is designed to attract and retain executive officers and other selected employees whose skills and talents are important to us. Under the 1999 Stock Incentive Plan, our executive officers and other employees are eligible to receive awards of options to purchase shares of our common stock.

The total number of shares of our common stock available for issuance under the 1999 Stock Incentive Plan is 2,215,250. As of March 1, 2003, there were 805,650 options outstanding under the 1999 Stock Incentive Plan, of which 319,750 had vested. The outstanding options were granted at an exercise price ranging from $9.90 to $22.40 per share.

Options granted under the 1999 Stock Incentive Plan to executive officers and other employees are either time vesting or performance vesting options. The time vesting options vest in equal annual installments over three or five years. The performance vesting options vest on the seventh anniversary of their date of grant, provided, however, that upon a change in control of us, the vesting is accelerated based on the achievement of certain per share prices of our common stock.

Long Term Incentive Plan

In 2000, the compensation committee of our board of directors adopted a Long Term Incentive Plan which was designed to provide certain of our key management employees the opportunity to receive grants of performance units or awards, the value of which is measured based on the performance of our common stock. This plan was designed to reward participants for achieving pre-defined operating and financial performance goals over a three-year performance cycle. The first three-year performance cycle under the plan began on January 1, 2001. For such performance period, 87,300 performance units are currently outstanding. Messrs. Bram, Eichholz and Kuenzli are the only named executive officers to participate in the plan for that performance cycle. Our board of directors terminated the Long Term Incentive Plan in February 2002. As a result, there will be no future grants under the plan.

Senior Executive Retirement Plan

We adopted a Senior Executive Retirement Plan, or SERP, covering certain executive officers. Messrs. O’Malley and Hantke are the only named executive officers to participate in the SERP. Benefits under the plan vest after three years of continuous service. The annual retirement benefit payable under the SERP at a normal retirement date (as defined by the plan) will be a single life annuity for the life of the participant which is equal to the lesser of :

•	The sum of six percent (6%) of average earnings times years of service less than or equal to five (5), plus three percent (3%) of average earnings times years of service greater than five (5); or

•	Sixty percent (60%) of average earnings.

Average earnings are defined as the average of the participant’s annual earnings (generally, annual base compensation plus bonus paid under an annual incentive plan) during the three consecutive calendar year period of employment in which the participant has the highest aggregate earnings.

Any benefit payable under the SERP will be offset by benefits, if any, payable to the participant under our pension plan. Further, a SERP participant will not accrue a benefit under our non-qualified pension restoration plan during the period in which he participates in the SERP. The plan also provides death, disability and post-employment medical benefits.

Our board of directors suspended the SERP, effective June 30, 2002. Unless and until the board reactivates the plan, participants in the plan will accrue no benefits; however, service during this time will count toward vesting of any benefit. The suspension of the plan has been consented to by each of the participants. Our board of directors has the authority to reactivate the SERP at any time.

Pension Plans

We implemented a cash balance pension plan for our salaried workforce, including the named executive officers, effective January 1, 2002. Benefits under the plan vest after five years of continuous service. The plan recognizes existing service with us or our predecessors for purposes of vesting.

On an annual basis each participant’s account will be credited with the following:

•	Contribution credit equal to seven percent (7%) of pensionable earnings plus seven percent (7%) of pensionable earnings in excess of the Social Security Wage Base; and

•	Interest credit equal to the average yield for one-year treasury bonds for the previous October, plus one percent (1%).

For the purposes of the plan, “pensionable earnings” are defined as regular annual salary, overtime pay, annual incentive payments and contributions to 401(k) plans.

We also adopted a non-qualified restoration plan which restores the benefits lost by any employee, including any executive officer during any period in which he is not participating in the SERP, under the qualified pension plan as a result of Internal Revenue Code imposed limitations on pensionable income.

As of December 31, 2002, the estimated annual annuities payable at age sixty-five (65) to Messrs. O’Malley, Hantke, Eichholz, Kuenzli and Bram are as follows:

Name	Current Age	Estimated Annual Payments (1)
Thomas D. O’Malley	61	$107,923
William E. Hantke	55	89,530
Dennis R. Eichholz	49	121,171
Donovan J. Kuenzli	63	12,345
Gregory R. Bram	38	192,924

(1)	Assumes the executive officer works until age sixty-five (65), annual base compensation remains unchanged from his current salary and that future incentive compensation awards are equal to 250% of base pay for Mr. O’Malley, 100% of base pay for Mr. Hantke and 50% of base pay for Messrs. Eichholz, Kuenzli and Bram. Amounts include estimated benefits under our cash balance plan and non-qualified restoration plan. The interest rate used for determining the annuity was 7.0%. The interest credit for 2003 was 4.0% and future years was assumed to be 5.5%. The above amounts reflect that our senior executive retirement plan has been suspended and assume that each of the executive officers is eligible for benefits under the non-qualified pension restoration plan during the suspension period. If the senior executive retirement plan is reactivated, the amount of annual annuities payable to Messrs. O’Malley and Hantke could differ significantly from the amounts set forth above for those officers. For further discussion regarding the suspension of that plan, see “—Other Employee Benefits—Senior Executive Retirement Plan.”

Change-In-Control, Retention and Severance Agreements

We entered into change-in-control, retention and severance agreements with certain of our key employees, including Messrs. Bram, Eichholz and Kuenzli. Each agreement has an initial term of three years, provided that if neither us nor the employee gives 12 months’ notice of termination prior to the expiration of the initial term or any extension thereof, then the agreement shall automatically extend for an additional two-year period. In the event of our change in control, each agreement shall remain in effect until at least the second anniversary of the change in control. In the event that, prior to the occurrence of a change in control, an employee’s employment is terminated by us without cause or is terminated by the employee for good reason, then we shall continue to pay the employee his base salary and to provide medical and welfare benefits during the one-year period following such termination, plus a pro-rata portion of the employee’s annual target bonus for the year in which the termination occurs. In the event such termination occurs in connection with or after a change in control, the employee will receive a lump sum cash payment within 10 business days of the termination equal to two times the sum of his base salary amount and target bonus amount plus a pro-rata portion of his annual target bonus for the year in which the termination occurs. If the employee’s employment is terminated in connection with or after a change in control, the employee will also receive up to two years of continued medical and other welfare benefits, as well as up to one year of outplacement services.

The agreements also provide that upon our change in control, all stock options and other equity awards immediately vest and become exercisable (performance-vesting options only vest if the applicable performance goals are satisfied). In addition, the agreements provide that each covered employee is entitled to have his salary grossed up, on an after-tax basis, for any excise taxes imposed under the Internal Revenue Code on any excess parachute payment that he or she receives in connection with benefits and payments provided to him or her in connection with any change in control (as such term is defined under the Internal Revenue Code).

Premcor Retirement Savings Plan

Our Savings Plan permits our employees to make before-tax and after-tax contributions and provides for employer incentive matching contributions. Executive officers participate in the plan on the same terms as other eligible employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers.

Compensation Committee Interlocks and Insider Participation

The following individuals served as members of the compensation committee during 2002: Messrs. Lappin, Allen and Friedman. None of the compensation committee members are, or at any time have been, officers or employees of ours or any of our subsidiaries. The members of the compensation committee are free from interlocking or other relationships that could result in a conflict of interest. Messrs. Friedman and Lappin are members of Blackstone. See “Principal Stockholders” and “Related Party Transactions” for additional information regarding the relationship between us and Blackstone.

Compensation Committee Report on Executive Compensation

The compensation committee, which consists entirely of directors who are not employees of ours, reviews and approves all remuneration arrangements for our executive officers and directors, and reviews and approves compensation plans in which executive officers are eligible to participate. The compensation committee presently consists of Messrs. Lappin, Allen and Friedman.

Our compensation program for executive officers is designed to attract, retain and motivate our executive officers to enhance long-term stockholder value. The program consists of the following three key elements:

•	a base salary;

•	a performance-based annual bonus; and

•	long-term equity incentive programs.

Our compensation philosophy:

•	emphasizes variable, incentive-oriented pay that rewards executive officers for achievement of predetermined operating and financial objectives;

•	places increased emphasis on variable pay and long-term incentives at higher levels in the organization;

•	balances the focus on short-term and long-term performance; and

•	utilizes plans which are fair and understandable so that the plans drive performance and do not simply follow performance.

Annual Base Salary

Annual salary is designed to compensate our executive officers for enhancing earnings per share and the creation of stockholder value. Salaries for our executive officers and certain other officers who report directly to the chief executive officer are established on an annual basis by the compensation committee, typically at the first committee meeting of the year. Individual and/or corporate performance is considered in determining salary amounts.

Annual Bonuses for Calendar Year 2002

In February 2002, the Premcor Executive Recognition Plan was renamed the Premcor Incentive Compensation Plan and was expanded to include all of our salaried employees, except for employees whose bonus terms are provided in their employment agreements with us. For 2002, bonus awards for participants were to be earned solely on the basis of our achievement of earnings per share results. The earnings per share measure has a threshold, target and maximum performance level and a corresponding payout level. For participants in the plan, the threshold performance level was earnings per share of $2.00, the target performance level was earnings per share of $3.50 and the maximum performance level was earnings per share of $5.00. The maximum bonus for participants was equal to 150% of annual base salary. No bonuses were paid in 2002.

Option Plans

The 2002 Special Stock Incentive Plan, the 2002 Equity Incentive Plan and the 1999 Stock Incentive Plan are designed to link the interests of the executive officers, key employees, directors and consultants with our stockholders and provide such persons with an equity interest in us. The options are designed to enhance stockholder values by benefiting executive officers, key employees, directors and consultants only if our other stockholders also benefit. The purpose of the plans is to encourage executive officers and others to acquire a larger stock ownership and proprietary interest in us and thereby stimulate the active interest of such persons in our development and financial success. Because stock options are tied to future performance of our common stock, they will provide value only if the price of our common stock exceeds the exercise price of the options.

Conclusion

The chief executive officer’s compensation for 2002 was established pursuant to his employment agreement and was based on the same performance and other criteria as summarized in the preceding paragraphs relative to all executive officers.

In 1993 the tax laws were amended to limit the deduction a publicly held company is allowed for compensation paid to the chief executive officer and the four other most highly compensated executive officers. Generally, amounts paid in excess of $1 million, other than performance-based compensation, may not be deducted. In order to be considered performance-based compensation, one of the criteria imposed by the tax law is that the plan relating to such compensation must be approved by a company’s stockholders. The compensation committee will continue to evaluate maximizing the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate executive officers.

Compensation Committee

Richard C. Lappin (chairman)

Jefferson F. Allen

Robert L. Friedman

Audit Committee Report

The audit committee is comprised of Messrs. Allen, Chazen and Cohen, each of whom is an independent director. The audit committee operates under a written charter, a copy of which is attached to this Proxy Statement as Exhibit A. The audit committee appoints our independent auditor.

Management is responsible for our internal controls and financial reporting process. The independent auditor is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing principles and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

In this context, the audit committee has met and held discussions with management and our independent auditor, Deloitte & Touche LLP. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditor. The audit committee discussed with the independent auditor matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Our independent auditor also provided to the audit committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed with the independent auditor the firm’s independence. The audit committee also considered whether the provision by our independent auditor of certain other non-audit related services to us is compatible with maintaining such auditor’s independence.

Based upon the audit committee’s discussion with management and the independent auditor and the audit committee’s review of the representation of management and the report of the independent auditor to the audit committee, the audit committee recommended to the board of directors (and the board has approved) that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission. The audit committee also appoints, subject to stockholder ratification, Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2003.

Audit Committee

Jefferson F. Allen (chairman)

Stephen I. Chazen

Marshall A. Cohen

Stockholder Return Performance Presentation

The following graph compares the total returns associated with our common stock with the cumulative total return of the Standard & Poor’s (S&P) 500 Composite Stock Price Index and an index of peer companies selected by us. The graph assumes that $100 was invested in our common stock, in the S&P 500 Index, and in the stocks of the peer companies on April 29, 2002, our first day of trading, and that all dividends received within a quarter were reinvested in that quarter. The Peer Group selected by us includes Frontier Oil Corporation, Sunoco, Inc., Tesoro Petroleum Corporation and Valero Energy Corporation.

COMPARISON OF CUMULATIVE TOTAL RETURN

PREMCOR COMMON STOCK, INDUSTRY PEER GROUP, S&P 500

	4/29/02	12/31/02
Premcor Inc. Common Stock	$100.00	$92.63
Peer Group Index	$100.00	$73.25
S&P 500 Index	$100.00	$82.58

The stock price performance graph is based on historical data and is not necessarily indicative of future performance.

Comparison of Cumulative Total Return

Premcor Inc. Common Stock, Industry Peer Group

and S&P 500 Index

Security Ownership of Certain Beneficial Owners and Management

As of March 15, 2003, to our knowledge, the following is a schedule of all persons who beneficially owned more than 5% of our outstanding stock:

Name and Address	Number of Shares Beneficially Owned	Percent of Stock
Blackstone Management Associates III L.L.C (1) 345 Park Avenue New York, NY 10154	29,117,104	39.3%

Occidental Petroleum Corporation (2) 10889 Wilshire Boulevard Los Angeles, CA 90024	9,034,646	12.2%

FMR Corp. (3) 82 Devonshire Street Boston, MA 02109	7,106,843	9.6%

(1)	Blackstone affiliates currently own 29,117,104 shares of our common stock as follows: 23,231,126 shares by Blackstone Capital Partners III Merchant Banking Fund L.P., 4,138,946 shares by Blackstone Offshore Capital Partners III L.P. and 1,747,032 shares by Blackstone Family Investment Partnership III L.P. for each of which Blackstone Management Associates III L.L.C., or BMA, is the general partner having voting and investment power. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of BMA and as such may be deemed to share beneficial ownership of the shares owned by Blackstone.
(2)	Includes 7,126,437 shares owned by Occidental C.O.B. Partners, an indirect wholly-owned subsidiary of Occidental.
(3)	According to a Statement on Schedule 13G/A filed with the Securities and Exchange Commission on March 10, 2003, wholly-owned subsidiaries or affiliates of FMR Corp., or the Fidelity Funds, including a registered investment advisor, own these shares. FMR Corp. does not have the power to vote or direct the voting of shares owned by the Fidelity Funds, which power resides with Fidelity Funds’ Board of Trustees.

The following table sets forth information concerning the security ownership of directors and current executive officers named in the Summary Compensation Table as of March 15, 2003.

Name	Number of Shares Beneficially Owned (1)	Percent of Stock
Thomas D. O’Malley	1,953,734	2.6%
Jefferson F. Allen	100,001	*
Marshall A. Cohen	116,161	*
Wilkes McClave III	100,001	*
Dennis R. Eichholz	47,667	*
Donovan J. Kuenzli	44,334	*
William E. Hantke	51,668	*
Gregory R. Bram	33,734	*
Directors and executive officers as a group (17 persons) (2)	2,535,802	3.4%

*	Less than 1%
(1)	Includes the following shares which such persons have, or will within 60 days of March 15, 2003 have, the right to acquire upon the exercise of stock options: Mr. O’Malley—983,334; Mr. Allen—50,001; Mr. Cohen—50,505; Mr. McClave—50,001; Mr. Eichholz—46,667; Mr. Kuenzli—43,334; Mr. Hantke—41,668 and Mr. Bram—33,334 and 1,361,346 for all directors and executive officers as a group.

(2)	Mr. Chazen, a director, is an executive officer of Occidental and to the extent he may be deemed to be a control person of Occidental may be deemed to be a beneficial owner of the 9,034,646 shares of common stock owned by Occidental. Mr. Chazen disclaims beneficial ownership of such shares. Messrs Foley, Friedman and Lappin, all directors, are designees of BMA, which has investment and voting control over 29,117,104 shares held or controlled by Blackstone and as such may be deemed to share beneficial ownership of the shares held or controlled by Blackstone. Each of such persons disclaims beneficial ownership of such shares.

RELATED PARTY TRANSACTIONS

Each of the related party transactions described below was negotiated on an arm’s length basis. We believe that the terms of each such agreement are as favorable as those we could have obtained from parties not  related to us.

Our Relationship with Blackstone

The Blackstone Group L.P. is a private investment firm based in New York, founded in 1985. Its main businesses include private equity investing, merger and acquisition advisory services, restructuring advisory services, real estate investing, mezzanine debt investing, collateralized debt obligation investing and asset management. Blackstone, through its affiliates, acquired its interest in us in November 1997.

Under a Monitoring Agreement, dated November 14, 1997, among us, Premcor USA and Blackstone, we paid a monitoring fee equal to $2 million per annum to an affiliate of Blackstone. In return, Blackstone provided financial advisory services to us including advice on the structure and timing of our entry into financial arrangements, relationships with key lenders, property dispositions and acquisitions, and other ancillary financial advisory services. Financial advisory services rendered by Blackstone relating to specific acquisitions and divestitures are expressly excluded from the agreement. As of December 31, 2002, we have paid in full all amounts due and payable under this agreement. Over the past three years, we have paid fees to Blackstone totaling approximately $17 million, consisting of $6.0 million in monitoring fees, a $2.4 million fee paid in connection with our purchase of the Lima refinery, an $8.0 million fee in connection with structuring of the heavy oil upgrade project at the Port Arthur refinery, and an amount for reimbursed expenses. We terminated this monitoring agreement effective as of March 31, 2002. Pursuant to such agreement, we paid Blackstone $500,000 for services rendered during 2002 and a $5 million termination fee.

Under a Stockholder Agreement dated March 9, 1999 among us, Blackstone and Marshall A. Cohen, one of our directors and stockholders, if Blackstone transfers 25% or more of its holdings of our common stock to a third party, Mr. Cohen or any of his permitted affiliates may require the transferee to purchase a similar percentage of his shares. Conversely, if Blackstone receives and accepts an offer from a third party to purchase 25% or more of its holdings of our common stock, Mr. Cohen must transfer a similar percentage of his shares to the third party. This agreement terminates when Blackstone ceases to beneficially own at least 5% of our common stock on a fully diluted basis.

Pursuant to a Registration Rights Agreement, dated April 26, 2002, between us and Blackstone, Blackstone has the right, on up to three occasions, to request that we effect the registration of all or part of Blackstone’s shares. We are obligated to use our best efforts to effect the registration of all of the shares of which Blackstone requests except when in the opinion of the underwriter the number of securities requested to be registered is likely to adversely impact such offering. Blackstone also has the right to include its shares in certain registered public offerings by us. We are obligated to use our best efforts to effect the registration of the Blackstone shares along with the other shares, absent a determination by the underwriter that such registration exceeds the largest number of securities which can be sold without adversely impacting the offering.

Blackstone is also a party to a Capital Contribution Agreement, dated as of August 19, 1999, with certain of our subsidiaries. Under that agreement, Blackstone agreed to make certain capital investments in one of our subsidiaries in connection with the heavy oil upgrade project at the Port Arthur refinery. Blackstone made $109.6 million of contributions under the agreement.

From time to time in the past, we have retained Blackstone to act as our financial advisor with respect to potential transactions. Blackstone is not currently acting as our financial advisor with respect to any such transaction.

Our Relationship with Occidental

Occidental Petroleum Corporation explores for, develops, produces and markets crude oil and natural gas and manufactures and markets a variety of basic chemicals. Occidental acquired its interest in our predecessor in 1995. Occidental also acquired an approximately 10% equity interest in our subsidiary, Sabine River Holding Corp., or Sabine, pursuant to a Subscription Agreement, dated as of August 4, 1999, among Occidental and certain of our subsidiaries in connection with the financing of the heavy oil upgrade project at the Port Arthur refinery.

Pursuant to a Share Exchange Agreement dated April 27, 1999, we succeeded to, and our subsidiary, Premcor USA, Inc., ceased to be a party to, the Second Amended and Restated Stockholders’ Agreement dated November 3, 1997, originally between Premcor USA and Occidental C.O.B. Partners. That stockholders’ agreement entitles Occidental to designate one director to our board of directors for as long as it holds at least 10% of our fully diluted shares. We have the right of first refusal on any of our shares held by Occidental or a transferee of Occidental intended by such holder to be sold to a third party. Occidental has the right, on one occasion, to request that we effect the registration of all or part of Occidental’s holdings of our common stock. In addition, Occidental has the right to include its holdings of our common stock in any registered public offering by us. We are required to use our best efforts to effect the registration of the shares of our common stock held by Occidental along with our other shares of common stock, unless the underwriters of the offering determine that the registration of the shares of our common stock held by Occidental will adversely impact the offering of our other shares of common stock.

Under an Advisory Agreement, dated November 14, 1997, among us, one of our subsidiaries and Occidental, Occidental may provide us with consulting services related to crude supplier decisions and related purchase and hedging strategies. In return, Occidental received 101,010 shares of our Class F common stock. Pursuant to a Warrant Exercise and Share Exchange Agreement, dated as of June 6, 2002, among Blackstone, Occidental, Sabine and us, Occidental’s 101,010 shares of our Class F common stock were converted into shares of our common stock upon completion of the IPO and, in connection with a restructuring of the ownership of Sabine, we consummated a share exchange with Occidental whereby we received the remaining 10% of the common stock of Sabine in exchange for shares of our common stock.

Our Relationship with PACC

Prior to the Sabine restructuring, Port Arthur Coker Company L.P., or PACC, was our affiliate because we owned 90% of the capital stock of Sabine, the entity formed to be the general partner of PACC, and 100% of Neches, the entity formed to be the 99% limited partner of PACC. In connection with the Sabine restructuring, on June 6, 2002, we consummated a share exchange with Occidental whereby we received the remaining 10% of the common stock of Sabine and we then contributed our 100% ownership interest in Sabine to our subsidiary, The Premcor Refining Group Inc., or PRG. As a result, Sabine and its wholly owned subsidiaries, including PACC, became wholly-owned subsidiaries of PRG.

Consulting Agreement with Fuel Strategies International

Pursuant to a consulting agreement, Fuel Strategies International, Inc., the principal of which is James P. O’Malley, the brother of Thomas O’Malley, the chairman of our board of directors and our chief executive officer, provides us with monthly consulting services relating to our petroleum coke and commercial operations. The initial term of the agreement runs from June 1, 2002 through May 30, 2003, and is automatically renewed for additional one-year periods unless terminated by either party upon 90 days notice prior to the expiration of the initial term or any renewal term. The agreement provides that Fuel Strategies will be paid a fixed fee of $12,000 per month for eight working days and $1,500 per day for each additional day thereafter. Fuel Strategies also is entitled to be reimbursed for its expenses and to be paid an additional $450 per day for expenses it may incur on business trips outside of Boca Raton, Florida. Effective October 2002, Fuel Strategies voluntarily agreed to work 10 days per month for its fixed monthly fee of $12,000 and to reduce its per diem fee for additional days to $1,200, which will be capped at a maximum rate of 12 days per month regardless of the actual number of days worked. For the year ended December 31, 2002, we paid $168,198 to Fuel Strategies under this agreement.

Transactions and Other Relationships

On January 29, 2003, concurrently with the closing of a public equity offering, we sold in a private placement to Blackstone, to affiliates of Occidental and to Messrs. O’Malley, Henry M. Kuchta (our president and chief operating officer), Hantke, Michael D. Gayda (our senior vice president, general counsel and secretary), Joseph D. Watson (our senior vice president–corporate development) and James R. Voss (our senior vice president and chief administrative officer), 1,300,000, 1,300,000, 220,400, 10,000, 10,000, 5,000, 5,000 and 5,000 shares of our common stock, respectively, at a price per share of $19.20, which was the public offering price less the underwriting discounts and commissions of our public offering completed on such date.

Marshall A. Cohen, our director, also serves on the board of directors of American International Group, Inc. which, via its subsidiaries, participates in a majority of our insurance lines of coverage.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that during 2002 all of our officers, directors and holders of more than 10% of our common stock complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934. In making this disclosure, we have relied solely on written representations of our directors, officers and more than 10% holders and on copies of reports that have been filed with the Securities and Exchange Commission.

2.    APPOINTMENT OF INDEPENDENT AUDITOR

The audit committee of our board of directors has appointed, subject to stockholder ratification, Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2003. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

Audit Fees.    The aggregate fees billed by Deloitte & Touche LLP for professional services for the audit of our annual consolidated financial statements and quarterly reviews of our interim consolidated financial statements for the year ended December 31, 2002 was $485,000.

Financial Information Systems Design and Implementation Fees.    There were no fees billed by Deloitte & Touche LLP for financial information systems design and implementation services for the year ended December 31, 2002.

All Other Fees.    The aggregate fees for all other services rendered by Deloitte & Touche LLP for the year ended December 31, 2002, primarily for work performed in connection with consents for registration statements filed with the Securities and Exchange Commission, as well as for tax services and statutorily required audits, was $459,815.

Audit Committee Consideration of these Fees

Our audit committee has considered whether the provision by Deloitte & Touche LLP of non-audit services is compatible with maintaining such auditor’s independence.

Our board of directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditor.

OTHER MATTERS

Stockholder Proposals

Proposals of stockholders intended to be presented at our 2004 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by us on or prior to November 28, 2003, to be eligible for inclusion in our Proxy Statement and form of Proxy to be used in connection with such meeting.

Our by-laws establish an advance notice procedure for stockholders to nominate candidates for election as directors, or to present any other business not covered by Rule 14a-8 before an annual or special meeting of stockholders. Among other things, our by-laws require that the stockholder submit written notice to us of such proposal, the written notice must be received by our secretary not less than 90 days nor more than 120 days prior to May 20, 2004, the first anniversary of the previous year’s annual meeting (or if the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days from such anniversary date, not earlier than the 120th day prior to such meeting and not later than the later of (x) the 90th day prior to such meeting and (y) the 10th day after public announcement of the date of such meeting is first made).

In the event that the number of directors to be elected to the board is increased and there is no public announcement by us naming the nominees for directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be timely, but only with respect to nominees for the additional directorships, if it is delivered to our secretary not later than the 10th day following the day on which the public announcement is first made.

If the chairman of the board of directors determines that a person was not nominated, or other business was not brought before the meeting in accordance with the above notice procedures, that person will not be eligible for election as a director, and that business will not be conducted at the meeting.

Other Business

At the date of this Proxy Statement, the only business which the board of directors intends to present or knows that others will present at the Annual Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

Michael D. Gayda

Secretary

Dated:  March 27, 2003

Exhibit A

CHARTER

OF THE

AUDIT COMMITTEE

OF

PREMCOR INC.

I.    PURPOSE

The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of Premcor Inc. (the “Corporation”) in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Committee endeavors to encourage continuous improvement of, and adherence to, the Corporation’s policies, procedures and practices at all levels. The Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

•	Review and appraise the qualifications, independence and audit efforts of the Corporation’s independent auditor and internal auditing department.

•	Provide an open avenue of communication among the independent auditor, financial and senior management, the internal auditing department, and the Board.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter.

The function of the Committee is oversight. It is not the Committee’s responsibility to certify the Corporation’s financial statements or to guarantee the report of the independent auditor. The Corporation’s management is responsible for the (i) preparation, presentation and integrity of the Corporation’s financial statements, (ii) maintenance of appropriate accounting and financial reporting principles and policies, and (iii) maintenance of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for planning and carrying out a proper audit and reviews. In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Corporation. As such, it is not the duty or responsibility of the Committee or its members to conduct auditing or accounting reviews or procedures, except to the extent described below under “Performance Evaluations”. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Corporation from which it receives information and (ii) the accuracy of the financial and other information provided to the Committee by such persons and organizations absent actual knowledge to the contrary (which shall be promptly reported to the Corporation’s Board). In addition, the evaluation of the Corporation’s financial statements by the Committee is not of the same scope as, and does not involve the extent of detail as, audits performed by the independent auditor, nor does the Committee’s evaluation substitute for the responsibilities of the Corporation’s management for preparing, or the independent auditor for auditing, the Corporation’s financial statements.

II.    COMPOSITION

The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be (i) “independent,” as defined under Section 10A(m)(3) of the Securities Exchange Act of 1934, the rules

Audit Committee Charter

of the New York Stock Exchange and any other securities exchange on which the Corporation’s securities are listed, and (ii) free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise as such qualifications are interpreted by the Board in its business judgment, and qualify as a “financial expert” as defined by the U.S. Securities and Exchange Commission. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

The compensation to be paid by the Corporation to any Committee member must consist solely of director’s compensation; provided, however, that pension or other deferred compensation that is not contingent on future service to the Corporation will not be deemed to violate this requirement.

III.    MEETINGS

A majority of the Committee shall constitute a quorum. The Committee may act by a majority of the members present at a meeting of the Committee. In the event of a tie vote on any issue, the Chair’s vote shall decide the issue. The Committee shall meet in person or telephonically at least four times annually, or more frequently as circumstances dictate. The Committee may delegate some or all of its duties to a subcommittee comprised of one or more members of the Committee. The Committee may ask members of management or others whose advice and counsel are relevant to the issues then being considered by the Committee to attend any meetings and to provide such pertinent information as the Committee may request.

As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent auditor in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

IV.    RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Committee shall:

Documents/Reports Review

1.	Review with financial management and the independent auditor the Corporation’s annual financial statements, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

2.	Review with financial management and the independent auditor the Corporation’s quarterly financial statements, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to their filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

3.	As appropriate, review any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditor.

4.	Review the regular internal reports to management prepared by the internal auditing department and management’s response.

Audit Committee Charter

5.	Discuss earnings press releases, and, as appropriate, financial information and earnings guidance provided to analysts and rating agencies. This discussion may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made). The Committee is not required to discuss in advance each earnings press release or each instance in which the Corporation provides earnings guidance.

Independent Auditor

6.	Retain and terminate the Corporation’s independent auditor (subject, if applicable, to shareholder ratification). The Committee shall have the sole authority to approve and/or pre-approve all audit engagement fees and terms, as well as all significant non-audit engagements with the independent auditor. The Committee must approve, but need not pre-approve, non-audit services that fall within the “De Minimis Exception” set forth in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934.

7.	At least annually, obtain and review a report by the independent auditor describing: the independent auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Corporation. After reviewing the foregoing report and the independent auditor’s work throughout the year, the Committee shall evaluate the auditor’s qualifications, performance and independence. This evaluation shall include the review and evaluation of the lead partner of the independent auditor and the appropriateness of rotating the audit firm itself. In making its evaluation, the Committee shall take into account the opinions of management and the Corporation’s internal auditing department. The Committee shall present its conclusions with respect to the independent auditor to the full Board.

8.	Review the performance of the independent auditor and approve any proposed discharge of the independent auditor when circumstances warrant.

9.	Periodically consult with the independent auditor out of the presence of management about internal controls and the fullness and accuracy of the Corporation’s financial statements.

10.	Review with the independent auditor any audit problems or difficulties and management’s response. The Committee must regularly review with the independent auditor any difficulties the auditor encountered in the course of the audit work, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management. The review should also include discussion of the responsibilities, budget and staffing of the Corporation’s internal auditing department.

11.	Set clear hiring policies for the hiring by the Corporation of employees or former employees of the independent auditor.

Financial Reporting Processes

12.	In consultation with the independent auditor and the internal auditing department, review the integrity of the Corporation’s financial reporting processes, both internal and external.

13.	Consider the independent auditor’s judgment about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

Audit Committee Charter

14.	Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent auditor, management, or the internal auditing department.

Process Improvement

15.	Establish procedures for (i) the receipt, retention and treatment of complaints received by the Corporation, regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

16.	Establish regular and separate systems of reporting to the Committee by each of management, the independent auditor and the internal auditing department regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

17.	Following completion of the annual audit, review separately with each of management, the independent auditor and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

18.	Review any significant disagreement among management and the independent auditor or the internal auditing department in connection with the preparation of the financial statements.

19.	Review with the independent auditor, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

Ethical and Legal Compliance

20.	Establish, review and update periodically a Code of Business Conduct and Ethics (the “Code of Conduct”) and ensure that management has established a system to enforce the Code of Conduct.

21.	Review management’s monitoring of the Corporation’s compliance with the Code of Conduct and ensure that management has the proper review system in place to ensure that the Corporation’s financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

22.	Review activities, organizational structure, and qualifications of the internal auditing department.

23.	As appropriate, review, with the Corporation’s outside legal counsel, legal compliance matters including corporate securities trading policies.

24.	As appropriate, review, with the Corporation’s outside legal counsel, any legal matter that could have a significant impact on the Corporation’s financial statements.

25.	As appropriate, obtain advice and assistance from outside legal counsel and accounting or other advisors.

26.	Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

27.	Report regularly to the Board.

Audit Committee Charter

V.    PERFORMANCE EVALUATION

At least annually, the Committee shall review the adequacy of this Charter, evaluate its performance hereunder and, as appropriate, revise this Charter. The Board shall approve any revisions to this Charter.

While the fundamental responsibility for the Corporation’s financial statements and disclosures rests with management and the independent auditor, the Committee shall review: (i) major issues regarding accounting principles, and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies; (ii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including analyses of the effects of using alternative methods under generally accepted accounting principles (“GAAP”) on the financial statements; (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Corporation’s financial statements; and (iv) earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information) and, as appropriate, financial information and earnings guidance provided to analysts and rating agencies.

VI.    RESOURCES AND AUTHORITY OF THE COMMITTEE

In discharging its oversight responsibilities, the Committee shall have unrestricted access to the Corporation’s management, books and records and the authority to retain outside counsel, accountants or other consultants in the Committee’s sole discretion. The Committee may direct any officer of the Corporation, the independent auditor and/or the Corporation’s internal auditing department to inquire into and report to the Committee on any matter.

Nothing contained in this Charter is intended to, or should be construed as, creating any responsibility or liability of the members of the Committee except to the extent otherwise provided under applicable Delaware law which shall continue to set the legal standard for the conduct of the members of the Committee.

ANNUAL MEETING OF STOCKHOLDERS OF

PREMCOR INC.

May 20, 2003

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach and mail in the envelope provided.

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS: To elect the nine (9) nominees for director listed below for a term of one year.

NOMINEES
☐ FOR ALL NOMINEES	☐ Thomas D. O’Malley
☐ Jefferson F. Allen
☐ WITHHOLD AUTHORITY	☐ Wayne A. Budd
FOR ALL NOMINEES	☐ Stephen I. Chazen
☐ Marshall A. Cohen
☐ FOR ALL EXCEPT	☐ David I. Foley
(See instructions below)	☐ Robert L. Friedman
☐ Richard C. Lappin
☐ Wilkes McClave III

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:  •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

	FOR	AGAINST	ABSTAIN
2. Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors of Premcor Inc. for the fiscal year ending December 31, 2003.	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

Receipt of the Notice of Annual Meeting and of the Proxy Statement and Annual Report to Stockholders of Premcor Inc. is hereby acknowledged.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder                                                               Date:                          Signature of Stockholder                                                              Date:

Note:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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PREMCOR INC.

Annual Meeting of Stockholders May 20, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking any proxy heretofore given, hereby appoints Thomas D. O’Malley and Michael D. Gayda, or either of them, proxies of the undersigned, with full power of substitution, with respect to all of the shares of stock of PREMCOR INC. (“Premcor”) which the undersigned is entitled to vote at Premcor’s Annual Meeting of Stockholders to be held on Tuesday, May 20, 2003, and at any adjournment thereof.

(Continued, and to be marked, dated and signed, on the reverse side)

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